Exhibit 10.32

Equipment Lease Agreement
“Mini Melts” Vending Machines

This Equipment Lease Agreement (“Agreement”) is made and entered into effective as of October 21, 2014 (the “Effective Date”) by and between:

PERKIN INDUSTRIES, LLC, a Louisiana limited liability company having its principal place of business at 342 Walnut Street, New Orleans, Louisiana, 70118 (“Lessor”); and

U-VEND, INC. (OTC: UVND), a Delaware corporation, with its principal place of business located at: 1507 7th Street, Unit 425, Santa Monica, CA 90401 (“Lessee”).

WHEREAS, the Lessor is the sole owner of the Equipment described in Exhibit A hereto; and

WHEREAS, the Lessee wishes to lease the Equipment from Lessor in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Lessor wants to lease the Equipment to the Lessee in accordance with the terms and conditions of this Agreement; and

WHEREAS, each Lessor and Lessee each acknowledges and agrees that it is duly authorized to enter into this Agreement;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants set forth in this Agreement, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.           Definitions:

Lessor – the Party who grants a lease.

Lessee – the Party to whom a lease is made.

Equipment – equipment to be leased as defined in Exhibit A.

Party – Lessor or Lessee.

Parties – Lessor and lessee.

2.           Lease and Lease Term:

2.1           Lessor agrees to lease the Equipment to the Lessee and the Lessee agrees to lease the Equipment from the Lessor in accordance with the terms and conditions of this Agreement.

2.2           The term of this Lease shall be twenty-four (24) months commencing on October 17, 2014 and ending at midnight on October 17, 2016 (the “Lease Term”).

3.           Equipment Use:

3.1           Lessee shall be solely responsible for all use, operation, service, maintenance and repair of the Equipment during the Lease Term.  Lessee shall cause the Equipment to be operated, serviced, maintained and repaired by only competent and qualified personnel in a safe and proper manner.

3.2           During the Lease Term Lessee shall transport, handle, store, operate and use the Equipment in a safe manner as required by any instructions provided by Lessor, as well as in accordance with any applicable governmental laws, standards, rules and regulatory requirements relating to the use of the Equipment.

3.3           Lessee shall be responsible for obtaining any required governmental or regulatory licenses and/or permits required to use, operate and maintain the Equipment, at any location.

3.4           Lessee shall be solely responsible for transporting all Equipment to any location for use, operation, service, maintenance and/or repair.  Lessee shall transport Equipment using qualified, insured and properly-licensed transportation services and shall demonstrate same to Lessor upon request.

3.5           Lessee shall not grant, create, incur, assume consent to or permit the continued existence any contractual or judicially imposed lien(s) or encumbrance(s) on, part with possession of, or sublease the Equipment without Lessor’s prior written consent.

3.6           Lessor may, at any time, enter Lessee’s premises where any Equipment may be used or stored for purposes of inspecting and/or examining the Equipment

3.8           The Equipment shall remain the property of the Lessor at all times during the period of the lease.

3.9           Lessee shall keep Lessor advised of any changes in the location of any Equipment during the Lease Term.

3.10           Lessee shall maintain insurance on loss of or damage to the Equipment and provide proof of this insurance as specified in Article 10, below.  The loss, destruction, theft, or damage of or to any Equipment shall not relieve Lessee from its obligation to pay the full purchase price or total monthly lease charges hereunder.

4.           Lease Charges:

4.1           As a material inducement and incentive for Lessor to acquire the Equipment and enter into this Lease with Lessee, Lessee shall transfer and assign to Lessor warrants to purchase two hundred thousand (200,000) shares in U-Vend, Inc. (OTC:  UVND), which warrants shall have a term of three (3) years, and an exercise price of $0.35 (the “Warrants”).  Notwithstanding any other provision of this Lease, this Lease shall not become effective until the Warrants have been transferred, in full, to Lessor.  Notwithstanding any termination or default of this Lease by Lessee, Lessor shall be entitled to keep and retain the Warrants and/or exercise any rights incumbent in the Warrants.

4.2           In addition to assignment and transfer of the Warrants as stated in Section 4.1 above, Lessee shall pay a monthly rental to Lessor for the Equipment (“Rent”).  Rent shall be THREE THOUSAND ONE HUNDRED TWENTY-FIVE DOLLARS and NO/100 ($3,125.00), Rent shall be payable monthly in advance, with the first payment due on the Effective Date, and thereafter on or before the 17th  day of each month thereafter.  All payments of Rent and any applicable late charges shall be made to:

Perkin Industries, LLC
342 Walnut Street
New Orleans, LA 70118

4.3           If Lessee fails to make any payment of Rent within five (5) days of the date then due, Lessee shall pay to Lessor a late charge in the sum of THREE HUNDRED DOLLARS and NO/100 ($300.00).  Acceptance of any such late charge or penalty by Lessor shall not be construed as a waiver of Lessor’s rights to enforce any other remedies with respect to any other provisions of this Lease.

4.4           Lessee further agrees to pay fifty percent (50%) of Lessor’s attorney fees incurred in connection with the negotiation, drafting and execution of this Lease.

5.           Delivery of Equipment:

5.1           Lessee acknowledges that all Equipment has been delivered to Lessee, and is within the control, custody and care of Lessee as of the Effective Date.

6.           Acceptance of Equipment, and Maintenance and Repair:

6.1           Lessee accepts all Equipment in its condition as of the Effective Date.

6.2           Lessee is responsible for all required periodic maintenance, reconditioning and refurbishment of the Equipment during the Lease Term.

6.3           Lessee shall be responsible for the repair of any Equipment damaged during the Lease Term, whether resulting from use, misuse, storage or transit and shall also be responsible to notify Lessor, in writing, within five working days of said Equipment damage.

6.4           If during the Lease Period the Equipment is lost, destroyed or damaged beyond repair, the Lessee shall be liable for the cost of replacing the Equipment.  Lessee shall not be entitled to any remission of Rent as a result of any loss, destruction or damages to any Equipment, unless said loss, destruction or damages is attributable solely to a negligent or intentional act of Lessor.

7.           Put/Call Option:

7.1           Commencing on September 21, 2015 and ending on October 21, 2015 (the “Year One Option Period”), Lessor shall have thirty (30) days to exercise its option to “put” fifty percent (50%) of the Equipment back to Lessee for purchase (the “Year One Put”).  Likewise, Lessee shall have the option to call fifty percent (50%) of the Equipment from Lessor for purchase during the Year One Option Period (the “Year One Call”).  In the event that the Year One Put and/or the Year One Call is timely exercised, in writing, Lessee shall pay to Lessor the sum of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS and NO/100 ($125,000.00) on or before November 21, 2015.  Further, if the Year One Put and/or the Year One Call is timely exercised, monthly Rent due under this Agreement shall be reduced by fifty percent (50%).

7.2           Commencing on September 21, 2016 and ending on October 21, 2016 (the “Year Two Option Period”), Lessor shall have thirty (30) days to exercise its option to put the remaining fifty percent (50%), or, if the Year One Put or Year One Call has not been exercised, Lessor shall be permitted to put one hundred percent (100%), of the Equipment back to Lessee for purchase (the “Year Two Put”).  Likewise, Lessee shall have the option to call fifty percent (50%), or, if the Year One Put or Year One Call has not been exercised, Lessee shall be permitted to call one hundred percent (100%), of the Equipment from Lessor for purchase during the Year One Option Period (the “Year Two Call”).  In the event that the Year Two Put and/or the Year Two Call is timely exercised, in writing, Lessee shall pay to Lessor the sum of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS and NO/100 ($125,000.00) on or before November 17, 2016, provided that 50% of the Equipment is put or called in Year 2.  In the event that 100% of the Equipment is put or called in Year 2, the purchase price to be paid by Lessee to Lessor is TWO HUNDRED FIFTY THOUSAND DOLLARS and NO/100 ($250,000.00).

7.3.           In the event of Lessee’s purchase of Equipment as described in Sections 7.1, 7.2, or 8.2, Lessor shall provide Lessee clean title to the Equipment, free and clear of all liens.

7.4           Lessee shall not be entitled to any reduction of the purchase price of any Put/Call Option (whether contained in Section 7.1 or 7.2, above, or Section 8.2, below) as a result of any loss, damage or destruction to any Equipment.

8.           Limited Option to Renew:

8.1           Provided that all Equipment has not been put or called for purchase by Lessee at the conclusion of Lease Year 2, and subject to Lessor’s prior written consent, Lessee shall have the option to renew the Credit Facility for an additional one (1) year period pursuant to the same terms stated in this Lease (the “Renewal Year”). This renewal will be granted solely at the discretion of Lessor, based upon the Lessee’s performance under the Lease as well as other factors.  Monthly Rent paid during the renewal term shall be proportionate to the amount of Equipment owned by Lessor (i.e., full monthly Rent will be owed if Lessor retains ownership of 100% of the Equipment at the conclusion of Year 2; 50% of the monthly Rent will be owed if Lessor retains ownership of 50% of the Equipment at the conclusion of Year 2.).

8.2           Within thirty (30) days of the conclusion of the Renewal Year, Lessor shall have the option to put all remaining Equipment back to Lessee (the “Year Three Put”).  Likewise,  Lessee shall have the option to call all remaining Equipment from Lessor within thirty (30) days of the conclusion of the Renewal Year (the “Year Three Call”).  If Lessor or Lessee has timely put or called, in writing, 50% of the Equipment during Year 1 or 2, and 50% of the Equipment remains under lease during the Renewal Year, the purchase price paid by Lessee for the Equipment put or called during the Renewal Year shall be ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS and NO/100 ($125,000.00).  If none of the Equipment has been put or called prior to the Renewal Year (i.e., in Year 1 or Year 2), the purchase price paid by Lessee for the Equipment put or called during the Renewal Year shall be TWO HUNDRED FIFTY THOUSAND DOLLARS and NO/100 ($250,000.00).

9.           Early Termination by Lessor:

9.1           In the event of:

(a.)	Lessee going into bankruptcy;

(b.)	A Receiver or Manager of the property of the Lessee shall be appointed;

(c.)	Distress or execution being levied or threatened upon any of the Lessees property;

(d.)	The Lessee shall abandon the Equipment; or

(e.)	The Lessee shall fail to remedy any breach of this Agreement within fifteen (15) days of written notice provided by Lessor to Lessee specifying such default.

Lessor shall be entitled to immediately terminate this Agreement, including the rental of the Equipment and the associated Rent, by notice to Lessee. Upon such termination Lessor shall direct Lessee to  either: (1) immediately assign to Lessor all of Lessee’s operating agreements with any third party(ies) related to the operation, placement and use of the Equipment, which are identified on Exhibit B; or (2) deliver the Equipment to Lessor at the address to be advised by Lessor.  If the Lessee fails to comply with the foregoing within fourteen (14) days of notice being received, Lessor or its agents may without further notice retake possession of the Equipment.  All costs, including attorney’s fees, incurred by Lessor in connection with the enforcement of this Lease, including but not limited to any action taken by Lessor in connection with the repossession and/or return of Equipment to Lessor, shall be at the cost of the Lessee.

9.2           During any term of this Lease and upon five (5) days written notice from Lessor, Lessee shall provide to Lessor an updated Exhibit B, which shall identify all then current operator and/or operating agreements with any third parties related to the operation, placement and use of the Equipment.

10.           Indemnity and Insurance:

10.1           Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from this Agreement, the Equipment and/or the conduct of Lessee’s business, and shall further indemnify and hold harmless Lessor from and against any and all claims arising from arising from this Agreement, the Equipment and/or the conduct of Lessee’s business.  Such indemnity shall indemnify Lessor against costs, attorney’s fees, expenses, and liabilities incurred in the defense of any such claim, action or proceeding brought thereon and in any case, action or proceeding brought thereon and in any case, action or proceeding brought thereon and in any case, action, or proceeding to be brought against Lessor by reason of such claim.  Lessee, upon notice of Lessor, shall defend the same at Lessee’s expense by counsel satisfactory to Lessor.  Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons in or about the premises arising from any cause and Lessee hereby waives all claims and respect thereto against Lessor.  This indemnity agreement shall arise and be effective even if the cause of any such loss or damage, death, bodily injury, or personal injury, shall be caused or contributed to by Lessor or those for whom Lessor may be responsible, or by the condition of the premises.  In connection with this clause, Lessee shall maintain liability insurance to limits of at least $1,000,000.00 and obtain an endorsement naming Lessor as an additional insured.  Notwithstanding the provision of this Section, Lessee shall not be required to indemnify Lessor if it be proved that any loss or damage has been caused solely by Lessor’s negligence, gross negligence or intentional act.

10.2           The Lessee shall also take out and maintain insurance coverage on the Equipment to protect against loss, destruction or damage to the Equipment by burglary, theft, misuse, mischief, malicious damages, flood, fire, storm, earthquake, other water damage, sprinkler leakage, act of god, tempest, explosion, aircraft or other aerial devices (including any articles dropped there from), strikes, riots, civil commotion and such other risk as Lessor may consider necessary from time to time.  Lessee shall ensure that the interests of Lessor in the Equipment is noted in all insurance coverages required by this Agreement.

10.3           The Lessee covenants and agrees that it shall notify its insurer or all the provisions of this Agreement, and in particular draw its insurer’s attention to this Article 10, and shall produce copies of any current certificates of insurance required by this Agreement to Lessor upon request.

11.           Failure and Delay by Lessor’s Suppliers and Force Majeure:

11.1           Lessor shall not be liable for any failure to fulfill any terms of this Agreement if fulfillment is prevented, hindered or delayed in whole or in part directly or indirectly by:

(a.)	Any failure to supply, delay in supply, by the supplier and/or seller of the Equipment or any part thereof to Lessor; and

(b.)
Government intervention, war, rebellion, insurrection, political or labor disturbances, riot, civil commotion, strikes, lock outs, fire, floods, breakdown of machinery, Act of God, or any cause comprehended in the term force majeure.

12.           Assignment:

12.1           The Lessor may assign any rights under this Agreement without the consent of Lessee.  In the event of Lessor’s assignment of this Agreement, Lessor must provide Lessee 30 days written notice of Lessor’s intent to assign.

12.2           Lessee may only assign its rights under this Agreement with written approval of Lessor.  Any party to whom the Lessee proposes to assign its rights under this Agreement must be of a reputable standing and proof of credit worthiness must be provided to Lessor on request.  Lessor shall not unreasonably withhold consent.

13.           Warranties and Representations by Lessee:

13.1           Lessee expressly warrants and represents to Lessor that:

(a.)
Within ninety (90) days of the Effective Date, U-Vend, Inc., Lessee, will procure “key man” insurance coverage on the life of Raymond Meyers and/or any successor chief executive officer of U-Vend, Inc., which shall remain in place throughout the duration of this Agreement and any renewal thereof.

(b.)
All financial records provided by or on behalf of Lessee to Lessor pertaining to Mini Melts, Inc. and Mini Melts USA, Inc. and/or any of their respective subsidiary or affiliated entities, attached hereto as Exhibit C, accurately represent the then current financial condition of said companies.

(c.)	Raymond Meyers has entered into a legally enforceable non-competition agreement with U-Vend, Inc., which shall remain in place throughout the duration of this Agreement and any renewal thereof.

14.           Governing Law and Jurisdiction:

14.1           This Agreement shall be exclusively governed by and interpreted in accordance with the laws of Louisiana and will not change unless mutually agreed to between the Parties in writing.  The Parties submit to the non-exclusive jurisdiction of the federal and state courts of Louisiana.

15.           Severability:

15.1           If any law or court of competent jurisdiction invalidates, voids or amends any provision of this Agreement, said provision will be deemed as deleted or modified to comply with such law or court but this Agreement including any such modified provision and all its other provisions shall continue with full force and effect for the term hereof.

16.           Agreement Organization:

16.1           The titles of articles, sections and other headings or formatting of this Agreement are for organizational and administrative convenience only and their use or arrangement shall not under any circumstance govern or affect the intent, interpretation, or construction hereof.

17.           Entirety of Agreement:

17.1           This Agreement constitutes the entire and complete Agreement between the Parties, supersedes and replaces any and all prior understandings, promises, representations, and agreements, oral or written, which may have been made by or on behalf of the Parties in connection herewith.  No modification, change, or waiver of this Agreement shall be valid unless agreed to as provided herein or otherwise agreed to in writing by duly authorized representatives of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Equipment Lease Agreement effective as of the date first set forth above.

FOR LESSOR: PERKIN INDUSTRIES, LLC. By: /s/ Nicolas R. Perkin Name: Nicolas R. Perkin Title: Manager Telephone:(504) 388-3169 Fax: [Insert] Email: nicolas@perkinindustries.com
FOR LESSEE: U-VEND, INC. By: /s/ Raymond Meyers Name: Raymond Meyers Title: Chief Executive Officer Telephone: 323-855-1107 Email: rmeyers@u-vend.com